Exhibit 99.1

Exactech Announces Resolution of Government Investigation

GAINESVILLE, Fla. – December 7, 2010 — Exactech, Inc. (Nasdaq: EXAC), a developer and producer of bone and joint restoration products for hip, knee, shoulder, spine and biologic materials, announced today that it has entered into a Deferred Prosecution Agreement (DPA) with the United States Attorney’s Office for the District of New Jersey (USAO) and a civil Settlement Agreement (CSA) with the United States. These agreements resolve the investigation commenced by the USAO in December 2007 into the Company’s consulting arrangements with orthopaedic surgeons relating to its hip and knee products in the United States. Pursuant to the DPA, an independent monitor will review and evaluate the Company’s compliance with its obligations under the DPA. The USAO specifically acknowledges in the DPA that it does not allege that the Company’s conduct adversely affected patient health or patient care.

Under the DPA, the USAO agrees not to prosecute the Company in connection with the matter if the Company satisfies its obligations during the 12 month term of the DPA. Pursuant to the CSA, the Company will settle civil and administrative claims relating to the matter for a payment of $2,991,889, without any admission by the Company. The Company has also entered into a five (5) year Corporate Integrity Agreement (CIA) with the Office of the Inspector General of the United States Department of Health and Human Services.

The Company previously accrued approximately $3.5 million for an anticipated settlement and legal expenses related to this investigation, and therefore, these agreements are not anticipated to materially impact the Company’s results of operations for the fourth quarter of 2010.

Exactech Chairman and CEO Bill Petty said, “We are pleased to resolve this inquiry, which we feel is in the best interest of our stakeholders. We will continue to practice the highest standards of ethics, which have been and will continue to be hallmarks of our corporate culture.”

A copy of the DPA has been posted to the Company’s website.

About Exactech

Based in Gainesville, Fla., Exactech is celebrating its 25th anniversary developing and marketing orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States, in addition to more than 30 markets in Europe, Latin America, Asia and the Pacific. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at http://www.exac.com and http://www.hawkassociates.com.

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An investment profile on Exactech may be found at http://www.hawkassociates.com/profile/exac.cfm. To receive future releases in e-mail alerts, sign up at http://www.hawkassociates.com/about/alert.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

Investor contacts	Julie Marshall or Frank Hawkins
Jody Phillips	Hawk Associates
Chief Financial Officer	305-451-1888
352-377-1140	E-mail: exactech@hawkassociates.com

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